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Exhibit 4.2(c)

MEZZANINE REVOLVING PROMISSORY NOTE

$3,500,000.00 (not to exceed)	Minneapolis, Minnesota March 31, 2002

        FOR VALUE RECEIVED, the undersigned, 2ND SWING, INC., a Minnesota corporation ("Maker"), 5810 Baker Road, Minnetonka, Minnesota 55345, hereby promises to pay to the order of DAVID R. POMIJE ("Lender"), at his office at 801 Tonkawa Road, Long Lake, MN 55356, or his assigns, or at such other address as the Lender may from time to time designate in writing, the principal sum of Three Million Five Hundred Dollars ($3,500,000.00), together with interest on the unpaid principal balance from the date hereof at a per annum rate equal to twelve percent (12%), calculated on the basis of a year consisting of 365 days. Interest only shall be paid until the Maturity Date (hereinafter defined) in monthly installments on the first of each month beginning on May 1, 2002, and continuing on the first day of each month thereafter. The Maker shall also pay interest on any overdue installment of principal from the date due thereof until paid at an interest rate per annum equal at all times to two percent (2%) per annum in excess of the interest rate set forth above. No provision of this Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

        The principal balance under this Note, together with all interest accrued thereon, shall be due and payable on June 1, 2003 (the "Maturity Date").

        The principal amount hereof, together with accrued, unpaid interest hereon, may be prepaid at any time and from time to time without premium or penalty, but such prepayments shall not be less than $100,000 and in $10,000 increments above $100,000. However, in the event of any prepayment of principal prior to the Maturity Date, the Maker may thereafter re-borrow funds from the Lender not to exceed the maximum principal balance under this Note of $3,500,000.00, and any such additional loan shall be payable under the same terms and conditions set forth in this Note on or before the Maturity Date. However, in the event there is an Event of Default (hereafter defined) at the time of any request for re-borrowing funds under this Note, the Lender has no obligation to fund any such request until any Event of Default is cured.

        All payments, including prepayments, under this Note, shall be applied first against accrued interest and thereafter in reduction of principal. If any one or more of the following events ("Events of Default") shall occur, then, in any such event, if such Event of Default is not cured within ten (10) days after the Lender provides the Maker with written notice by United States Mail of such Event of Default, the Lender may, at his option, declare this Note to be immediately due and payable together with all unpaid interest accrued hereon, without further notice or demand, and, in the case of the occurrence of any of the events described in paragraphs (d) or (e) below, this Note shall become automatically due and payable, including unpaid interest accrued hereon, without notice or demand:

          (a)  The Maker shall default in the due and punctual payment of any installment of interest on this Note when the same shall become due and payable; or

          (b)  There shall be entered against Maker one or more judgments in the amount at any one time outstanding in excess of $100,000, excluding those judgments that shall have been satisfied, vacated, discharged or stayed or bonded pending appeal, which stay or bond shall have been effective on or before the date on which time for appeal of the judgment or order has expired; or

          (c)  Default in the due observance or performance of any covenant, condition or agreement on the part of the Maker to be observed or performed pursuant to the terms of this Note; or

          (d)  The Maker shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for any of the Maker's properties or assets; (ii) admit in writing the Maker's inability to pay the Maker's debts as they mature; (iii) make a general assignment for the benefit of creditors;

  (iv) be adjudicated bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against the Maker in any proceeding under any such law; or

          (e)  An order, judgment or decree shall be entered, without the application, approval, or consent of the Maker, by any court of competent jurisdiction, approving a petition seeking the reorganization or liquidation of the Maker or all or a substantial part of the properties or assets of the Maker, or appointing a receiver, trustee or liquidator of the Maker, and such order, judgment and decree shall continue unstayed and in effect for any period of ten days;

          (f)    Any action or proceeding shall be commenced by any person or entity seeking to avoid or recover any payment heretofore or hereafter made to the Lender or in respect of this Note or the claim satisfied by the delivery of this Note; or

          (g)  Default in the observance or performance of any covenant, condition or term on the part of the Maker to be observed or performed pursuant to the terms of the Mezzanine Letter Agreement (hereafter defined).

        No failure or delay on the part of the Lender in exercising any power or any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Maker in any case shall entitle the Maker to any notice or demand in similar or other circumstances.

        The Maker agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys' fees, in connection with Lender's enforcement of the obligations of the Maker hereunder or under the Mezzanine Letter Agreement of even date (hereafter defined).

        This Note is delivered pursuant to an Mezzanine Letter Agreement under date of March 31, 2002 (the "Mezzanine Letter Agreement"), in which the Lender agrees to provide mezzanine financing to the Maker under terms and conditions set forth in the Mezzanine Letter Agreement. Accordingly, upon request of Lender, the Maker will grant to Lender a security interest in the Company's inventory and accounts receivable and shall execute a security agreement with customary terms and conditions, but such secured interest in the inventory and accounts receivable shall be secondary and subordinate to a third party working capital lender lending the Maker funds in which security therefor included, but may have not been limited to, inventory and accounts receivable of Maker.

        Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

        This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota (without giving effect to the conflicts of law principles thereof). The Maker submits to the jurisdiction of the courts of the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Note, waives any argument that venue in such forums is not convenient and agrees that any actions initiated by the Maker shall be venued in such forms.

        Pursuant to the terms of the Mezzanine Letter Agreement, all or part of this Note may be assigned to one or more accredited investors provided that any assignment shall assign at least $500,000 of principal. In the event of such assignment, reference in this Note to "Lender" shall thereafter mean and refer to the Lender and/or the then holder of all or part of this Note. In the event of such assignment, the interest shall be paid to Lender (if applicable) at the address stated in the first paragraph of this Note and/or to the then holder(s) at addresses provided to the Maker in writing by the Lender or such holder(s), or both.

2nd Swing, Inc.,
A Minnesota Corporation
By:	Stanley A. Bodine Its Chief Executive Officer

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MEZZANINE REVOLVING PROMISSORY NOTE